Exhibit 4.2
FIRST AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT DATED AS OF MARCH 31, 2008
     This First Amendment to Amended and Restated Loan Agreement dated and effective as of August 5, 2009 (“First Amendment”) is by and among PHI, Inc., formerly named Petroleum Helicopters, Inc. (“PHI”), Air Evac Services, Inc., PHI Tech Services, Inc., formerly named Evangeline Airmotive, Inc., International Helicopter Transport, Inc., (individually, collectively and interchangeably, the “Subsidiary Guarantors”), and Whitney National Bank (“Bank”).
     WHEREAS, PHI, Subsidiary Guarantors and Bank entered into an Amended and Restated Loan Agreement dated as of March 31, 2008 (the “Loan Agreement”) pursuant to which Bank extended the Revolving Line of Credit (as defined in the Loan Agreement) to PHI; and PHI and Bank desire, among other things, to increase the Revolving Line of Credit to $75,000,000 and to extend its maturity to September 1, 2011, all as more fully set forth herein;
     NOW THEREFOR, for good and adequate consideration, the receipt of which is hereby acknowledged, PHI, the Subsidiary Guarantors and Bank do hereby amend the Loan Agreement as follows:
1. Paragraph A on page one of the Loan Agreement entitled “THE LOAN OR LOANS” is hereby amended and restated in its entirety as follows:
“A. THE LOAN OR LOANS. Provided PHI performs all obligations in favor of Bank contained in this Agreement and in any other agreement, whether now existing or hereafter arising:
Bank shall make available to PHI a secured revolving line of credit (the “Revolving Line of Credit”) in the principal amount of SEVENTY-FIVE MILLION ($75,000,000) DOLLARS, that may be drawn upon by PHI on any business day of Bank during the period hereof until and including September 1, 2011, on at least one day’s telephonic notice to Bank. The Revolving Line of Credit shall be evidenced by a commercial note, payable to Bank (the “Note”) and shall contain additional terms and conditions and be identified with this Agreement.
A sublimit of TWENTY MILLION ($20,000,000) DOLLARS is hereby established for the issuance of letters of credit with a maturity not exceeding that of the Note, which may be issued by Bank or any bank participating in the Revolving Line of Credit upon application by PHI.”
2. The first line of Subparagraph C(4) on page two of the Loan Agreement entitled “Litigation” is hereby amended and modified by adding the following clause after the words, “To the best of PHI’s knowledge”, “and except as disclosed in Forms 10-K and 10-Q”.
3. The third line of Paragraph C(6) on page two of the Loan Agreement entitled “Financial Information” is hereby amended by adding the following words at the end of the sentence immediately prior to the colon: “and to any participant in this Revolving Line of Credit”.
4. The seventh line of Subparagraph C(7) on page three of the Loan Agreement entitled “Insurance” is hereby amended by replacing the words “or certified copies” with the words “or certificates”.
5. Subparagraph C(8)(c) on page three of the Loan Agreement entitled “Consolidated Net Worth” is hereby amended and restated in its entirety as follows:
“(c) Consolidated Net Worth. From and after August 5, 2009, PHI, shall not at any time, permit its consolidated net worth, to be less than FOUR HUNDRED TWENTY-FIVE MILLION ($425,000,000) DOLLARS.”
6. Paragraph D on page four of the Loan Agreement entitled “Collateral” is hereby amended and modified (a) by replacing the word “monthly” with the word “quarterly” in the fifth line of the first paragraph thereof and (b) by replacing the number “$50,000,000” with the number “75,000,000” in the third line of the second paragraph thereof.
7. Paragraph G on pages four and five of the Loan Agreement entitled “Rate of Interest and Applicable Fees” is hereby amended and restated as follows:
“G. RATE OF INTEREST AND APPLICABLE FEES. Borrowing made pursuant to the Note shall accrue interest at Wall Street Journal Prime rate plus one (1%) percent per annum and may be advanced or repaid at any time upon one day’s notice; interest shall be payable quarterly. As used in this Agreement the term “Wall Street Journal Prime” shall mean that rate of interest that is subject to increase or decrease from time to time based on corresponding increases or decreases in the Prime Rate as published in the Wall Street Journal. When a range of rates has been published, the higher of the rates will be used.
Unused fees on the daily amount undrawn under the Revolving Line of Credit shall accrue at the rate of 1/4 of 1% per annum payable quarterly. Any letters of credit issued pursuant to this Agreement shall bear interest at the rate of 1/2 of 1% per quarter on any part thereof, plus standard issuing fees.”
8. In connection with the foregoing, the Loan Agreement is hereby amended, but in all other respects, all of the terms and conditions of the Loan Agreement remain unaffected and in full force and effect as originally written.
     IN WITNESS WHEREOF, this First Amendment is dated as of August 5, 2009.

PHI, INC., formerly named Petroleum Helicopters, Inc.		WHITNEY NATIONAL BANK

By:	/s/ Michael J. McCann	By:	/s/ Harry C. Stahel
	Name: Michael J. McCann		Name: Harry C. Stahel
	Title: Chief Financial Officer		Title: Senior Vice President

AIR EVAC SERVICES, INC.		PHI TECH SERVICES, INC., formerly named Evangeline Airmotive, Inc.

By:	/s/ Michael J. McCann	By:	/s/ Michael J. McCann
	Name: Michael J. McCann		Name: Michael J. McCann
	Title: Chief Financial Officer		Title: Chief Financial Officer

INTERNATIONAL HELICOPTER
TRANSPORT, INC.
By:	/s/ Michael J. McCann
Name: Michael J. McCann
Title: Chief Financial Officer